Exhibit 23
Consent of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Brinker International, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-93755, 333-105720, 333-125289, 333-157050, 333-201929, and 333-230574) on Form S-8 and registration statement (No. 333-188252) on Form S-3 of Brinker International, Inc. of our reports dated August 22, 2019, with respect to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 26, 2019 and June 27, 2018, and the related consolidated statements of comprehensive income, shareholders’ deficit, and cash flows for each of the years in the three-year period ended June 26, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 26, 2019, which reports appear in the June 26, 2019 annual report on Form 10‑K of Brinker International, Inc.
Our report refers to a change of accounting for revenue recognition on June 28, 2018, due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP
Dallas, Texas
August 22, 2019